SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549



                                  FORM 8-K

                               CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report   (Date of earliest event reported):   JUNE 26, 1998
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                      BANGOR HYDRO-ELECTRIC COMPANY
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          (Exact name of registrant as specified in its charter)





          MAINE                       0-505               01-0024370
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 (State of Incorporation)     (Commission File No.)   (IRS Employer ID No.)





     33 STATE STREET, BANGOR, MAINE                       04401
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(Address of principal executive offices)               (Zip Code)





Registrant's telephone number, including area code:   207-945-5621
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Current Report, Form 8-K                       Date of Report
Bangor Hydro-Electric Company                  July 1, 1998
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Item 5.  Other Events
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RESTRUCTURING OF POWER PURCHASE CONTRACT - As previously reported, the
Company has been working to restructure a power purchase contract with the Penobscot Energy Recovery Company (PERC), its last remaining high-priced non-utility generator contract that offers a potential for substantial savings. Attached is a copy of a press release issued by the Company relating to the June 26, 1998 restructuring of the PERC contract.

           BANGOR HYDRO COMPLETES PERC CONTRACT RESTRUCTURING

BANGOR, Maine--Bangor Hydro Electric Company announced today the successful completion of a major restructuring of its obligations under various agreements with Penobscot Energy Recovery Company, Limited Partnership's waste-to-energy facility in Orrington, Maine (PERC). The restructuring will result in a substantial savings for Bangor Hydro and will allow PERC to continue to meet the solid waste disposal needs of Maine communities.

This major restructuring involves several separate components including the following:

- PERC refinanced $45 million in existing bonds with a remaining five year term over a twenty year period using tax exempt bonds issued by the Finance Authority of Maine under its Electric Rate Stabilization Program.
- PERC will share the net revenues generated by the facility on a pro rata basis with Bangor Hydro and the Municipal Review Committee (MRC) which represents over 130 Maine municipalities receiving waste disposal service from PERC.
- Bangor Hydro made a one-time payment of $6 million to PERC and will make additional quarterly payments of $250,000 for four years totaling $4 million.
- Bangor Hydro and PERC amended their existing power purchase agreement to include the MRC as a party.
- The MRC's constituent municipalities extended their contracts with PERC by 15 years to supply solid waste to the facility through 2018.
- Bangor Hydro issued two million warrants to purchase common stock, one million each to PERC and the MRC. Each warrant entitles the warrant holder to acquire one share of Bangor Hydro common stock at a price of $7 per share. The warrants vest over four years and expire in ten years.

Depending upon a number of assumptions, including the ultimate cost of the warrants and markets for solid waste disposal, it is projected that the restructuring will result in cost savings to Bangor Hydro over the next twenty years with a net present value of $30-40 million. The anticipated savings resulting from this transaction were used to reduce the level of electric rates approved by the Maine Public Utilities Commission in Bangor Hydro's recent general rate case by approximately $3 million on an annual basis. With the completion of the transaction, Bangor Hydro will now begin realizing these benefits.

The refinancing by PERC was made possible by the Maine Legislature through an amendment to the Electric Rate Stabilization Program that allowed PERC to qualify for such financing. Under the Program, the State of Maine's "moral obligation" supports the new non-recourse debt.

Bangor Hydro Senior Vice President, Carroll Lee said, "This is an important accomplishment for Bangor Hydro's investors and its customers. It is the fourth in a series of aggressive contract restructurings by Bangor Hydro with non-utility power suppliers that have allowed us to improve our financial condition without significant reliance on revenue increases. This transaction has the added benefit of preserving PERC as a reliable regional provider of solid waste disposal services."

The general partners owning PERC are KTI, Inc. (71.3%) and Energy National, Inc., a subsidiary of NRG Energy (28.7%). According to KTI, PERC processes approximately 250,000 tons of municipal solid waste a year from 230 Maine communities and generates over 160,000 megawatt hours of electricity per annum. Also according to KTI, in 1997 PERC generated $31.6 million in revenue and net income of $7.3 million.

Bangor Hydro-Electric Company is the second largest electric utility in Maine. It serves a population of about 192,000 in an area encompassing approximately 5,200 square miles in eastern and east coastal Maine. The Company is a member of the New England Power Pool and is interconnected with other New England utilities to the south and with the New Brunswick Power Corporation to the north.

Bangor Hydro is listed on the NYSE under the symbol "BGR".

This release contains various forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Results actually achieved may differ materially from expected results included in these statements.

Contact:
     Bangor Hydro Electric Company
     Andrew Landry, (207)941-6652



AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT - As previously reported, during 1997 the Company negotiated amendments to the credit agreement with its lending banks in order to resolve potential violations of certain financial covenants. As a result of those amendments, the Company reported that during 1998 or beyond, future cash needs might exceed the borrowing capacity under the credit facility, and accordingly, the Company might be required to find new sources of financing.

On June 29, 1998, the Company entered into an Amended and Restated Revolving Credit and Term Loan Agreement with a new group of lenders that provides a two year term loan of $45 million and a revolving credit commitment of $30 million. Under current projections of cash needs, the new facilities should provide adequate borrowing capacity.


                                   BANGOR HYDRO-ELECTRIC COMPANY



                                   by  /s/ Frederick S. Samp
                                     -----------------------------
                                     Frederick S. Samp
                                     Chief Financial Officer

Dated:  July 1, 1998